EXHIBIT 99.1

Reliance Steel & Aluminum Co. Reports First Quarter 2023 Financial Results

- Net sales of $3.97 billion with tons sold up 17.7% from Q4 2022
- Strong gross profit margin of 30.9% and pretax income margin of 12.8%
- EPS of $6.43; non-GAAP EPS of $6.37
- Cash flow from operations of $384.6 million
- Repurchased $38.9 million of common stock

SCOTTSDALE, Ariz., April 27, 2023 (GLOBE NEWSWIRE) -- Reliance Steel & Aluminum Co. (NYSE: RS) today reported its financial results for the first quarter ended March 31, 2023.

(in millions, except tons which are in thousands and per share amounts)
			Sequential Quarter		Quarter-Over- Quarter
	Q1 2023	Q4 2022	% Change	Q1 2022	% Change
Income Statement Data:
Net sales	$3,965.3	$3,610.8	9.8%	$4,485.8	(11.6%)
Gross profit[1]	$1,226.0	$1,129.8	8.5%	$1,387.1	(11.6%)
Gross profit margin[1]	30.9%	31.3%	(0.4%)	30.9%	0.0%
Non-GAAP gross profit margin[1,2]	30.9%	31.3%	(0.4%)	31.1%	(0.2%)
LIFO (income) expense	$(15.0)	$(99.1)		$37.5
LIFO (income) expense as a % of net sales	(0.4%)	(2.7%)	2.3%	0.8%	(1.2%)
LIFO (income) expense per diluted share, net of tax	$(0.18)	$(1.25)		$0.45
Non-GAAP pretax (income) expense adjustments²	$(4.8)	$(0.8)		$7.2
Pretax income	$508.5	$446.6	13.9%	$697.2	(27.1%)
Non-GAAP pretax income[2]	$503.7	$445.8	13.0%	$704.4	(28.5%)
Pretax income margin	12.8%	12.4%	0.4%	15.5%	(2.7%)
Net income attributable to Reliance	$383.1	$350.5	9.3%	$523.3	(26.8%)
Diluted EPS	$6.43	$5.88	9.4%	$8.33	(22.8%)
Non-GAAP diluted EPS[2]	$6.37	$5.87	8.5%	$8.42	(24.3%)

Balance Sheet and Cash Flow Data:
Cash provided by operations	$384.6	$808.7	(52.4%)	$404.0	(4.8%)
Free cash flow[3]	$281.7	$716.6	(60.7%)	$337.3	(16.5%)
Net debt-to-total capital[4]	4.3%	6.3%		14.4%
Net debt-to-EBITDA[2,5]	0.1x	0.2x		0.4x
Total debt-to-EBITDA[2,5]	0.5x	0.6x		0.7x

Capital Allocation Data:
Capital expenditures	$102.9	$92.1		$66.7
Dividends	$62.0	$53.6		$56.7
Share repurchases	$38.9	$82.6		$17.1

Key Business Metrics:
Tons sold	1,520.1	1,291.2	17.7%	1,417.7	7.2%
Average selling price per ton sold	$2,623	$2,799	(6.3%)	$3,186	(17.7%)

Please refer to the footnotes at the end of this press release for additional information.

Management Commentary
“We started the year off strong as our highly diversified business model continued to yield favorable results in an uncertain business environment,” said Karla Lewis, President and Chief Executive Officer of Reliance. “Our first quarter net sales of $3.97 billion were driven by solid demand in the vast majority of our end markets with our shipments up 17.7% over the prior quarter, significantly stronger than our typical seasonal rebound, and benefitted from our organic growth activities. Our strong shipments were partially offset by a lower average selling price per ton sold. Our increased sales levels, robust gross profit margin of 30.9%, and disciplined expense control produced pretax income of $508.5 million and diluted earnings per share of $6.43, well ahead of our expectations. We thank each and every one of our Reliance family members for their valued contributions to our strong results and ongoing commitment to safety.”

Mrs. Lewis continued, “We generated strong operating cash flow of $384.6 million during the first quarter as a result of our profitability and effective management of working capital. Consistent cash generation continues to fuel our strategy of investing in our growth and returning capital to our stockholders. We invested $102.9 million in capital expenditures during the first quarter and returned $100.9 million to our stockholders through a combination of dividends and share repurchases. We believe the combination of our investments in organic growth, a healthy demand environment and tailwinds from the Infrastructure Bill, the CHIPS Act and the Inflation Reduction Act in an environment with relatively higher metal pricing versus historical levels, position Reliance well for continued strong performance in 2023.”

End Market Commentary
Reliance provides a diverse range of products and processing services to a wide range of end markets, generally in small quantities on an as-needed basis. The Company’s tons sold in the first quarter of 2023 increased 17.7% compared to the prior quarter, surpassing management’s expectations of up 11% to 13%, due to better than expected strength in the vast majority of the end markets Reliance serves and contributions from recent organic growth investments.

Demand in non-residential construction (including infrastructure), Reliance’s largest end market, improved from the first quarter of 2022. Reliance continues to service new projects in diverse sectors, including public infrastructure, manufacturing and renewable energy. The Company remains optimistic non-residential construction activity in the sectors in which the Company participates will remain at healthy levels in the second quarter of 2023 based on current customer sentiment and backlogs.

Demand for the toll processing services Reliance provides to the automotive market increased meaningfully from both the fourth and first quarters of 2022. Reliance’s niche position in the automotive market, coupled with recent increases in automotive production, provide the Company with optimism that demand for its toll processing services will increase in the second quarter of 2023 as supply chain issues continue to abate.

Demand across the broader manufacturing sectors Reliance serves, including industrial machinery, consumer products and heavy equipment, modestly improved compared to the first quarter of 2022. Reliance anticipates relatively stable underlying demand for its products across the broader manufacturing sector in the second quarter of 2023.

Demand in the semiconductor market trended well above the first quarter of 2022 but down slightly from the fourth quarter of 2022. Though certain areas may experience softening demand in the short-term, Reliance believes the semiconductor market remains strong and its long-term outlook for semiconductor demand remains positive, reinforced by its investments in additional capacity to service the significant semiconductor fabrication expansion efforts underway in the United States.

Demand for commercial aerospace improved markedly in the first quarter of 2023. Reliance is cautiously optimistic that commercial aerospace demand will continue to improve in the second quarter of 2023 as build rates increase from 2022 levels. Demand in the military, defense and space portions of Reliance’s aerospace business remained strong with healthy backlogs, which is expected to continue in the second quarter of 2023.

Demand in the energy (oil and natural gas) market increased compared to the first quarter of 2022 against the backdrop of higher oil and natural gas prices. Reliance remains cautiously optimistic demand will remain steady in the second quarter of 2023.

Balance Sheet & Cash Flow
At March 31, 2023, Reliance had cash and cash equivalents of $816.2 million and total debt outstanding of $1.16 billion with no outstanding borrowings under its $1.5 billion revolving credit facility. Reliance generated cash flow from operations of $384.6 million during the first quarter of 2023 driven by its solid profitability and effective management of working capital.

On January 15, 2023, Reliance completed the previously announced redemption of all the $500 million aggregate principal amount of senior unsecured notes with cash on hand.

Stockholder Return Activity
On February 14, 2023, the Company increased its regular quarterly dividend by 14.3% to $1.00 per share of common stock. On April 25, 2023, the Company’s Board of Directors declared a quarterly cash dividend of $1.00 per share of common stock, payable on June 9, 2023 to stockholders of record as of May 26, 2023. Reliance has paid regular quarterly cash dividends for 64 consecutive years without reduction or suspension and has increased the dividend 30 times since its 1994 IPO to a current annual rate of $4.00 per share.

In the first quarter of 2023, the Company repurchased approximately 160 thousand shares of its common stock at an average cost of $242.86 per share, for a total of $38.9 million, under its $1 billion share repurchase plan authorized on July 26, 2022. Since 2018, Reliance has repurchased approximately 16.1 million shares of its common stock at an average cost of $115.65 per share for a total of $1.86 billion.

Business Outlook
While Reliance expects underlying demand will remain healthy in the second quarter of 2023, it expects tons sold will be flat to down 2% in the second quarter of 2023 compared to the first quarter of 2023 due to one less shipping day in the second quarter of 2023 and the absence of the demand pull-forward experienced in the first quarter of 2023. Reliance anticipates overall pricing to remain fairly stable with slight upside from recently announced carbon steel price increases. Accordingly, the Company estimates its average selling price per ton sold in the second quarter of 2023 will be flat to up 2% compared to the first quarter of 2023. Based on these expectations, the Company anticipates non-GAAP earnings per diluted share in the range of $6.40 to $6.60 for the second quarter of 2023.

Conference Call Details
A conference call and simultaneous webcast to discuss Reliance’s first quarter 2023 financial results and business outlook will be held today, April 27, 2023 at 11:00 a.m. Eastern Time / 8:00 a.m. Pacific Time. To listen to the live call by telephone, please dial (877) 407-0792 (U.S. and Canada) or (201) 689-8263 (International) approximately 10 minutes prior to the start time and use conference ID: 13737590. The call will also be broadcast live over the Internet hosted on the Investors section of the Company's website at investor.rsac.com.

For those unable to participate during the live broadcast, a replay of the call will also be available beginning that same day at 2:00 p.m. Eastern Time until 11:59 p.m. Eastern Time on May 11, 2023, by dialing (844) 512-2921 (U.S. and Canada) or (412) 317-6671 (International) and entering the conference ID: 13737590. The webcast will remain posted on the Investors section of Reliance’s website at www.rsac.com for 90 days.

About Reliance Steel & Aluminum Co.
Founded in 1939, Reliance Steel & Aluminum Co. (NYSE: RS) is a leading global diversified metal solutions provider and the largest metals service center company in North America. Through a network of approximately 315 locations in 40 states and 12 countries outside of the United States, Reliance provides value-added metals processing services and distributes a full-line of over 100,000 metal products to more than 125,000 customers in a broad range of industries. Reliance focuses on small orders with quick turnaround and value-added processing services. In 2022, Reliance’s average order size was $3,670, approximately 50% of orders included value-added processing and approximately 40% of orders were delivered within 24 hours. Reliance Steel & Aluminum Co.’s press releases and additional information are available on the Company’s website at rsac.com.

Forward-Looking Statements
This press release contains certain statements that are, or may be deemed to be, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may include, but are not limited to, discussions of Reliance’s industry and end markets, business strategies, acquisitions, and expectations concerning the Company’s future growth and profitability and its ability to generate industry leading returns for its stockholders, as well as future demand and metals pricing and the Company’s results of operations, margins, profitability, taxes, liquidity, macroeconomic conditions, including inflation and the possibility of an economic recession or slowdown, litigation matters and capital resources. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “could,” “would,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “preliminary,” “range,” “intend” and “continue,” the negative of these terms, and similar expressions.

These forward-looking statements are based on management's estimates, projections and assumptions as of today’s date that may not prove to be accurate. Forward-looking statements involve known and unknown risks and uncertainties and are not guarantees of future performance. Actual outcomes and results may differ materially from what is expressed or forecasted in these forward-looking statements as a result of various important factors, including, but not limited to, actions taken by Reliance, as well as developments beyond its control, including, but not limited to, the possibility that the expected benefits of acquisitions may not materialize as expected, the impacts of labor constraints and supply chain disruptions, the continuing pandemic and changes in worldwide and U.S. political and economic conditions such as inflation and the possibility of an economic recession that could materially impact the Company, its customers and suppliers and demand for the Company’s products and services. The extent to which the continuing COVID-19 pandemic may negatively impact the Company’s operations will depend on future developments which are highly uncertain and cannot be predicted, including the duration of the pandemic, any reemergence or mutations of the virus, the actions taken to control the spread of COVID-19 or treat its impact, including the speed and effectiveness of vaccination efforts, and direct and indirect effects of the virus on worldwide and U.S. economic conditions. Deteriorations in economic conditions, as a result of inflation, economic recession, COVID-19, the conflict between Russia and Ukraine or otherwise, could lead to a decline in demand for the Company’s products and services and negatively impact its business, and may also impact financial markets and corporate credit markets which could adversely impact the Company’s access to financing, or the terms of any financing. The Company cannot at this time predict all of the impacts of inflation, product price fluctuations, economic recession, the COVID-19 pandemic or the Russia-Ukraine conflict and related economic effects, but these factors, individually or in any combination, could have a material adverse effect on the Company’s business, financial position, results of operations and cash flows.

The statements contained in this press release speak only as of the date that they are made, and Reliance disclaims any and all obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or for any other reason, except as may be required by law. Important risks and uncertainties about Reliance’s business can be found in “Item 1A. Risk Factors” of the Company’s Annual Report on Form 10-K for the year ended December 31, 2022 and in other documents Reliance files or furnishes with the United States Securities and Exchange Commission.

CONTACT:
(213) 576-2428
investor@rsac.com

or Addo Investor Relations
(310) 829-5400

(Tables to follow)

First Quarter 2023 Major Commodity Metrics

	Tons Sold (tons in thousands; % change)					Average Selling Price per Ton Sold (% change)
	Q1 2023	Q4 2022	Sequential Quarter Change	Q1 2022	Year-Over-Year Change	Sequential Quarter Change	Year-Over-Year Change
Carbon steel	1,232.0	1,036.9	18.8%	1,125.7	9.4%	(7.7%)	(23.6%)
Aluminum	86.1	74.0	16.4%	87.8	(1.9%)	(2.2%)	(1.3%)
Stainless steel	76.8	68.7	11.8%	86.8	(11.5%)	(0.9%)	(2.9%)
Alloy	36.3	32.1	13.1%	39.7	(8.6%)	(1.9%)	13.9%

	Sales ($'s in millions; % change)
	Q1 2023	Q4 2022	Sequential Quarter Change	Q1 2022	Year-Over-Year Change
Carbon steel	$2,128.5	$1,942.5	9.6%	$2,547.5	(16.4%)
Aluminum	$670.2	$588.8	13.8%	$692.8	(3.3%)
Stainless steel	$657.3	$592.7	10.9%	$764.9	(14.1%)
Alloy	$191.4	$172.5	11.0%	$183.7	4.2%

	Sales by Product ($'s as a % of total sales)
	Q1 2023	Q4 2022	Q1 2022
Carbon steel plate	12%	11%	11%
Carbon steel structurals	10%	11%	9%
Carbon steel tubing	10%	10%	11%
Hot-rolled steel sheet & coil	9%	8%	10%
Carbon steel bar	5%	5%	5%
Galvanized steel sheet & coil	4%	4%	5%
Cold-rolled steel sheet & coil	2%	3%	4%
Carbon steel	52%	52%	55%

Aluminum bar & tube	5%	5%	5%
Heat-treated aluminum plate	5%	5%	4%
Common alloy aluminum sheet & coil	4%	4%	4%
Common alloy aluminum plate	1%	1%	1%
Heat-treated aluminum sheet & coil	1%	1%	1%
Aluminum	16%	16%	15%

Stainless steel bar & tube	8%	8%	7%
Stainless steel sheet & coil	6%	6%	8%
Stainless steel plate	2%	2%	2%
Stainless steel	16%	16%	17%

Alloy bar & rod	4%	4%	3%
Alloy tube	1%	1%	1%
Alloy	5%	5%	4%

Miscellaneous	5%	5%	4%
Toll processing & logistics	4%	4%	3%
Copper & brass	2%	2%	2%
Other	11%	11%	9%

Total	100%	100%	100%

RELIANCE STEEL & ALUMINUM CO.
UNAUDITED CONSOLIDATED STATEMENTS OF INCOME
(in millions, except number of shares which are reflected in thousands and per share amounts)

	Three Months Ended
	March 31,
	2023	2022
Net sales	$3,965.3	$4,485.8

Costs and expenses:
Cost of sales (exclusive of depreciation and amortization shown below)	2,739.3	3,098.7
Warehouse, delivery, selling, general and administrative (”SG&A”)	651.3	611.9
Depreciation and amortization	61.1	59.1
	3,451.7	3,769.7

Operating income	513.6	716.1

Other (income) expense:
Interest expense	10.9	15.6
Other (income) expense, net	(5.8)	3.3
Income before income taxes	508.5	697.2
Income tax provision	124.1	172.6
Net income	384.4	524.6
Less: net income attributable to noncontrolling interests	1.3	1.3
Net income attributable to Reliance	$383.1	$523.3

Earnings per share attributable to Reliance stockholders:
Basic	$6.51	$8.46
Diluted	$6.43	$8.33

Shares used in computing earnings per share:
Basic	58,832	61,833
Diluted	59,534	62,784

Cash dividends per share	$1.00	$0.875

RELIANCE STEEL & ALUMINUM CO.
UNAUDITED CONSOLIDATED BALANCE SHEETS
(in millions, except number of shares which are reflected in thousands and par value)

	March 31,	December 31,
	2023	2022*
ASSETS
Current assets:
Cash and cash equivalents	$816.2	$1,173.4
Accounts receivable, less allowance for credit losses of $28.7 at March 31, 2023 and $26.1 at December 31, 2022	1,800.3	1,565.7
Inventories	1,981.4	1,995.3
Prepaid expenses and other current assets	114.2	115.6
Income taxes receivable	—	36.6
Total current assets	4,712.1	4,886.6
Property, plant and equipment:
Land	263.3	262.7
Buildings	1,381.0	1,359.3
Machinery and equipment	2,507.9	2,446.9
Accumulated depreciation	(2,127.4)	(2,094.3)
Property, plant and equipment, net	2,024.8	1,974.6
Operating lease right-of-use assets	217.3	216.4
Goodwill	2,106.1	2,105.9
Intangible assets, net	1,008.0	1,019.6
Cash surrender value of life insurance policies, net	37.6	42.0
Other assets	97.3	84.8
Total assets	$10,203.2	$10,329.9

LIABILITIES AND EQUITY

Current liabilities:
Accounts payable	$545.0	$412.4
Accrued expenses	113.7	118.8
Accrued compensation and retirement benefits	143.7	240.0
Accrued insurance costs	45.2	43.4
Current maturities of long-term debt and short-term borrowings	8.2	508.2
Current maturities of operating lease liabilities	53.2	52.5
Income taxes payable	66.4	—
Total current liabilities	975.4	1,375.3
Long-term debt	1,140.2	1,139.4
Operating lease liabilities	165.5	165.2
Long-term retirement benefits	29.6	26.1
Other long-term liabilities	61.9	51.4
Deferred income taxes	476.2	476.6
Commitments and contingencies
Equity:
Preferred stock, $0.001 par value: 5,000 shares authorized; none issued or outstanding	—	—
Common stock and additional paid-in capital, $0.001 par value and 200,000 shares authorized
Issued and outstanding shares—58,840 at March 31, 2023 and 58,787 at December 31, 2022	0.1	0.1
Retained earnings	7,432.1	7,173.6
Accumulated other comprehensive loss	(86.5)	(86.3)
Total Reliance stockholders’ equity	7,345.7	7,087.4
Noncontrolling interests	8.7	8.5
Total equity	7,354.4	7,095.9
Total liabilities and equity	$10,203.2	$10,329.9

* Amounts derived from audited financial statements.

RELIANCE STEEL & ALUMINUM CO.
UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)

	Three Months Ended
	March 31,
	2023	2022
Operating activities:
Net income	$384.4	$524.6
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	61.1	59.1
Stock-based compensation expense	13.5	11.8
Other	(0.1)	8.0
Changes in operating assets and liabilities (excluding effect of businesses acquired):
Accounts receivable	(237.1)	(399.6)
Inventories	13.5	54.0
Prepaid expenses and other assets	50.0	19.5
Accounts payable and other liabilities	99.3	126.6
Net cash provided by operating activities	384.6	404.0

Investing activities:
Purchases of property, plant and equipment	(102.9)	(66.7)
Proceeds from sales of property, plant and equipment	8.3	8.2
Deferred compensation plan contributions, net	(7.4)	(7.5)
Other	(0.6)	2.7
Net cash used in investing activities	(102.6)	(63.3)

Financing activities:
Principal payment on long-term debt	(500.0)	—
Cash dividends and dividend equivalents	(62.0)	(56.7)
Share repurchases	(38.9)	(17.1)
Taxes paid related to net share settlement of restricted stock units	(37.2)	(17.1)
Other	(1.1)	(1.1)
Net cash used in financing activities	(639.2)	(92.0)
Effect of exchange rate changes on cash and cash equivalents	—	(1.2)
(Decrease) increase in cash and cash equivalents	(357.2)	247.5
Cash and cash equivalents at beginning of year	1,173.4	300.5
Cash and cash equivalents at end of the period	$816.2	$548.0

Supplemental cash flow information:
Interest paid during the period	$14.4	$9.6
Income taxes paid during the period, net	$21.2	$89.8

RELIANCE STEEL & ALUMINUM CO.
NON-GAAP RECONCILIATION
(in millions, except per share amounts)

	Net Income			Diluted EPS
	Three Months Ended			Three Months Ended
	March 31,	December 31,	March 31,	March 31,	December 31,	March 31,
	2023	2022	2022	2023	2022	2022
Net income attributable to Reliance	$383.1	$350.5	$523.3	$6.43	$5.88	$8.33
Restructuring charges	—	—	1.1	—	—	0.02
Non-recurring expenses of acquisitions	—	—	8.1	—	—	0.13
Non-recurring settlement credits, net	—	(0.8)	—	—	(0.02)	—
Gains related to sales of non-core assets	(4.8)	—	(2.0)	(0.08)	—	(0.03)
Income tax expense (benefit) related to above items	1.2	0.4	(1.8)	0.02	0.01	(0.03)
Non-GAAP net income attributable to Reliance	$379.5	$350.1	$528.7	$6.37	$5.87	$8.42

	Three Months Ended
	March 31,	December 31,	March 31,
	2023	2022	2022
Pretax income	$508.5	$446.6	$697.2
Restructuring charges	—	—	1.1
Non-recurring expenses of acquisitions	—	—	8.1
Non-recurring settlement credits, net	—	(0.8)	—
Gains related to sales of non-core assets	(4.8)	—	(2.0)
Non-GAAP pretax income	$503.7	$445.8	$704.4

	Three Months Ended
	March 31,	December 31,	March 31,
	2023	2022	2022
Gross profit - LIFO	$1,226.0	$1,129.8	$1,387.1
Amortization of inventory step-up	—	—	8.1
Non-GAAP gross profit	1,226.0	1,129.8	1,395.2
LIFO (income) expense	(15.0)	(99.1)	37.5
Non-GAAP gross profit - FIFO	$1,211.0	$1,030.7	$1,432.7

Gross profit margin - LIFO	30.9%	31.3%	30.9%
Amortization of inventory step-up as a % of sales	—	—	0.2%
Non-GAAP gross profit margin	30.9%	31.3%	31.1%
LIFO (income) expense as a % of sales	(0.4%)	(2.7%)	0.8%
Non-GAAP gross profit margin - FIFO	30.5%	28.6%	31.9%

	March 31,	December 31,	March 31,
	2023	2022	2022
Total debt	$1,159.6	$1,659.6	$1,662.4
Less: unamortized debt discount and debt issuance costs	(11.2)	(12.0)	(14.6)
Carrying amount of debt	1,148.4	1,647.6	1,647.8
Less: cash and cash equivalents	816.2	1,173.4	548.0
Net debt	$332.2	$474.2	$1,099.8

	Twelve Months Ended
	March 31,	December 31,	March 31,
	2023	2022	2022
Net income	$1,704.0	$1,844.2	$1,673.8
Depreciation and amortization	242.2	240.2	232.4
Impairment of long-lived assets	—	—	4.7
Interest expense	57.6	62.3	62.6
Income taxes	537.7	586.2	547.5
EBITDA	$2,541.5	$2,732.9	$2,521.0

Net debt-to-EBITDA	0.1x	0.2x	0.4x
Total debt-to-EBITDA	0.5x	0.6x	0.7x

Reliance Steel & Aluminum Co.'s presentation of non-GAAP pretax income, net income and EPS over certain time periods is an attempt to provide meaningful comparisons to the Company's historical performance for its existing and future stockholders. Adjustments include gains on sales of non-core property, plant, and equipment, restructuring charges, non-recurring expenses of its fourth quarter 2021 acquisitions and non-recurring settlement charges and credits, which make comparisons of the Company's operating results between periods difficult using GAAP measures. Reliance Steel & Aluminum Co.'s presentation of gross profit margin - FIFO, which is calculated as gross profit plus LIFO expense (or minus LIFO income) divided by net sales, is presented in order to provide a means of comparison amongst its competitors who may not use the same inventory valuation method. Please see footnote 1 below for additional information on the Company's gross profit and gross profit margin. Reliance Steel & Aluminum Co. presents net debt- and total debt-to-EBITDA as a measurement of leverage utilized by management to monitor its debt levels in relation to its operating cash flow for which it utilizes EBITDA as a proxy.

Footnotes

[1] Gross profit, calculated as net sales less cost of sales, and gross profit margin, calculated as gross profit divided by net sales, are non-GAAP financial measures as they exclude depreciation and amortization expense associated with the corresponding sales. About half of Reliance's orders are basic distribution with no processing services performed. For the remainder of its sales orders, Reliance performs “first-stage” processing, which is generally not labor intensive as it is simply cutting the metal to size. Because of this, the amount of related labor and overhead, including depreciation and amortization, is not significant and is excluded from cost of sales. Therefore, Reliance's cost of sales is substantially comprised of the cost of the material it sells. Reliance uses gross profit and gross profit margin, as shown, as measures of operating performance. Gross profit and gross profit margin are important operating and financial measures, as their fluctuations can have a significant impact on Reliance's earnings. Gross profit and gross profit margin, as presented, are not necessarily comparable with similarly titled measures for other companies.
[2] See accompanying Non-GAAP Reconciliation. Certain percentages may not calculate due to rounding.
[3] Free cash flow is calculated as cash provided by operations reduced by capital expenditures.
[4] Net debt-to-total capital is calculated as carrying amount of debt (net of cash) divided by total Reliance stockholders’ equity plus carrying amount of debt (net of cash).
[5] Net debt- and total debt-to-EBITDA are calculated as carrying amount of debt (net of cash) or total debt divided by earnings before interest, income taxes, depreciation, amortization and impairment of long-lived assets ("EBITDA") for the most recent twelve months.